Exhibit 12.1
Hillenbrand, Inc. Computation of Ratio of Earnings to Fixed Charges

											Six Months Ended
											March 31,
(Amounts in millions)	2005		2006		2007		2008		2009		2010		2009
EARNINGS:
Income before income taxes	$163.3		$178.8		$157.0		$153.3		$160.8		$90.9		$84.4

Adjustment for loss on equity investments	—		—		—		0.9		5.4		(1.6)		4.5

Income before income taxes and before adjustment for income or loss from equity investees;	163.3		178.8		157.0		154.2		166.2		89.3		88.9

ADD:
Fixed charges	2.1		2.2		2.4		4.7		4.5		1.7		2.7

Amortization of capitalized interest	—		—		—		—		—		—		—

Distributed income of equity investees									0.3		0.3		0.2

Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—		—		—		—		—		—		—

Sub-total	165.4		181.0		159.4		158.9		171.0		91.3		91.8

LESS:
Capitalized interest	—		—		—		—		—		—		—

Preference security dividend requirements of consolidated subsidiaries	—		—		—		—		—		—		—

Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—		—		—		—		—		—		—

Adjusted Earnings:	$165.4		$181.0		$159.4		$158.9		$171.0		$91.3		$91.8

Fixed Charges	2.1		2.2		2.4		4.7		4.5		1.7		2.7

Ratio of Earnings to Fixed Charges	80.0	x	83.5	x	66.4	x	34.0	x	37.7	x	55.0	x	33.8	x
We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, “earnings” have been computed by adding income before income taxes, fixed charges and distributed income of equity investees and excluding equity investee income or loss. “Fixed charges” consist of interest costs, whether expensed or capitalized, and a reasonable approximation of the interest factor deemed to be included in rental expense for all facilities and equipment.
Because K-Tron International, Inc. (“K-Tron”) was acquired by us effective April 1, 2010, the historical ratios of earnings to fixed charges presented above do not include K-Tron’s earnings or fixed charges for the time periods set forth above.

On a pro forma basis, after giving effect to the K-Tron acquisition as if such acquisition had occurred at the beginning of the respective periods set forth below, the computation of the ratios of earnings to fixed charges would have been as follows:

	Six Months Ended		Year Ended
(Amounts in millions)	March 31, 2010		September 30, 2009
EARNINGS:
Income before income taxes	$98.8		$181.5

Adjustment for (gain) loss on equity investments	(1.6)		5.4

Income before income taxes and before adjustment for income or loss from equity investees;	97.2		186.9

ADD:
Fixed charges	4.3		8.8

Amortization of capitalized interest	—		—

Distributed income of equity investees	0.3		0.3

Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—		—

Sub-total	101.8		196.0

LESS:
Capitalized interest	—		—

Preference security dividend requirements of consolidated subsidiaries	—		—

Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—		—

Adjusted Earnings:	$101.8		$196.0

Fixed Charges	4.3		8.8

Ratio of Earnings to Fixed Charges	23.7	x	22.3	x

On a pro forma basis, after giving effect to (1) the K-Tron acquisition, (2) the use of a portion of the proceeds of the offering of our 5.500% Notes due 2020 to repay a portion of the outstanding borrowings under our $400.0 million revolving unsecured credit facility and the resulting lower interest costs on the credit facility, and (3) the interest costs on that portion of the proceeds of the offering used to repay the outstanding borrowings under the credit facility, as if such events had occurred at the beginning of the respective periods set forth below, the computation of the pro forma ratios of earnings to fixed charges would have been as follows:

	Six Months Ended		Year Ended
(Amounts in millions)	March 31, 2010		September 30, 2009
EARNINGS:
Income before income taxes	$96.5		$176.8

Adjustment for (gain)loss on equity investments	(1.6)		5.4

Income before income taxes and before adjustment for income or loss from equity investees;	94.9		182.2

ADD:
Fixed charges	6.6		13.6

Amortization of capitalized interest	—		—

Distributed income of equity investees	0.3		0.3

Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—		—

Sub-total	101.8		196.1

LESS:
Capitalized interest	—		—

Preference security dividend requirements of consolidated subsidiaries	—		—

Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—		—

Adjusted Earnings:	$101.8		$196.1

Fixed Charges	6.6		13.6

Ratio of Earnings to Fixed Charges	15.4	x	14.4	x